Exhibit 10.8

Two American Lane	Tel 203.861.1031
P.O. Box 5150	Fax 203.552.1501
Greenwich, Connecticut
06831-8150

Joseph J. Allessie
Senior Vice President
General Counsel

September 14, 2004

Eagle Trading Systems

Attn: General Counsel/Secretary

47 Hulfish Street, Suite 410

Princeton, NJ 08542

Re: Advisory Agreements for PB International Fund F, World Monitor Trust – Series A

Please be advised that it is anticipated that as of October 1, 2004, all the issued and outstanding shares of capital stock of Prudential Securities Futures Management Inc. (the “Prudential Managing Owners”) of the above stated Trusts/Fund are owned by Preferred Investment Solutions Corp. f/k/a Kenmar Advisory Corp. (the “Kenmar Managing Owner”). Therefore, with respect to the various advisory agreements currently in effect by and between the Trusts/Fund, the Prudential Managing Owner and you, please be notified that the Kenmar Managing Owner has assumed the liabilities and obligations of the Prudential Managing Owner thereunder and will continue to satisfy and perform all liabilities and obligations thereunder.

The Kenmar Managing Owner will continue to operate per the existing advisory agreements. If this is acceptable, please sign both copies of this Letter Agreement and return one copy.

PREFERRED INVESTMENT SOLUTIONS CORP.

By:	/s/ Joseph J. Allessie
Name:	Joseph J. Allessie
Title:	Senior Vice President, General Counsel

ACCEPTED AND AGREED TO:

EAGLE TRADING SYSTEMS

By:	/s/ Menachem Sternberg
Name:	Menachem Sternberg
Title:	Chairman